Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin Integrated Corporate Relations, Inc. (203) 682-8200

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-1698
Levi Strauss & Co. Prices Private Placement of Senior Notes
SAN FRANCISCO (March 10, 2006) — Levi Strauss & Co. announced today that it has entered into an agreement to sell $350.0 million principal amount of 8.875% Senior Notes due 2016 and €100.0 million principal amount of 8.625% Senior Notes due 2013 in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933.
The 8.625% Senior Notes due 2013 offered by the company have the same terms, and are part of the same series, as the €150.0 million aggregate principal amount of 8.625% Senior Notes due 2013 issued by the company on March 11, 2005.
The securities offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended 2005, especially in the Management’s Discussion and Analysis — “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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